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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made this 9th day of February, 1996, by and between Avis, Inc. ("Avis"), a Delaware corporation with its principal office at 900 Old Country Road, Garden City, New York 11530, and John Forsythe, residing at
                                          (hereinafter called the "Executive").

                                  WITNESSETH:

         WHEREAS, Avis and Executive are parties to that certain employment agreement dated September 21, 1987, and Avis and Executive desire to amend and restate such employment agreement (the "Old Employment Agreement");

         WHEREAS, Avis desires to continue to employ and secure the services of Executive upon the terms and conditions specified herein and to provide incentive and security to Executive in the event of a Change of Control at AVIS as that term is hereinafter defined; and

         WHEREAS, Executive desires to continue to be employed by Avis upon the terms and conditions specified herein giving due deference to the protections to be accorded Executive and Avis' rights to Executive's continued loyal and efficient service.

         NOW, THEREFORE, in consideration of such employment, the timely performance of the obligations herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Old Employment Agreement as follows:

I.   EMPLOYMENT DUTIES AND TERM

         A. Employment. Avis shall continue to employ Executive in the position of Vice President, Operations. Executive hereby accepts such employment and agrees to discharge the responsibilities of said office, or any other executive office as determined by the Board of Directors of Avis, faithfully and to the best of his ability and perform such duties and services of an executive, administrative and managerial nature as shall be specified and designated from time to time by the Board of Directors of Avis or by its Chairman in connection with the business and activities of Avis and consistent with Executive's position. Avis agrees only to impose such duties and to demand such services as are reasonable and consistent with good and ethical business practices.


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         B. Term. Executive's employment shall be for a period of five (5)
years commencing on February 9, 1996 ("Commencement Date") and ending on the fifth anniversary of the day preceding the Commencement Date (the "Term of the Agreement"). It shall renew automatically from year to year thereafter, unless notice, in the manner herein required, is given either by Executive to Avis or by Avis to Executive at least six (6) months before the end of the term then in effect advising that such employment shall cease as of the end of such term (the "Extended Employment Period").

         C. Acceptance of Employment. Executive agrees that during the Term of the Agreement and any Extended Employment Period he will devote substantially all his time and effort to the performance of his duties hereunder and will not engage in any other employment activities for any direct or indirect remuneration without the prior written consent of Avis by its Chairman.

II.  COMPENSATION

         Avis agrees to pay to Executive and Executive agrees to accept the following amounts and benefits as compensation for his services hereunder and for the performance of other duties assigned to him by the Board of Directors of Avis or its Chairman.

         A. Base Salary. Commencing February 9, 1996, Avis shall pay Executive a base salary at the rate of $166,000 per annum, payable in equal biweekly installments. This base salary may be increased from time to time by order of the Board of Directors, but in no event shall such base salary be less than the amount provided for on the Commencement Date, or such greater amount as is set for Executive's base salary by the Board of Directors during the Term of the Agreement or during any Extended Employment Period.

         B. Management Incentive Plan. Pursuant to and in accordance with the Avis, Inc. Management Incentive Plan (the "Plan") as it presently exists or is subsequently modified, Avis shall pay Executive an annual bonus within sixty
(60) days of the close of Avis' fiscal year. Executive's entitlement to such annual bonus shall be calculated under the Plan based upon his applicable percentage of "Standard Incentive" that is in effect under the Plan from time to time during the Term of the Agreement or during any Extended Employment Period, regardless of what executive office he may hold, or which duties or services he may be assigned by the Board of Directors or its Chairman. The Execu- tive's percentage of "Standard Incentive" that is in effect at any time during the Term of the Agreement or any Extended Employment Period may be increased or decreased from time to time by order of the Board of Directors; provided that such increases or decreases shall not be made with respect to Executive in a manner

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(i) which differentiates Executive from other members in his numerical category/rank under the Plan and/or (ii) which increases or decreases his numerical category/rank under the Plan in relation to the numerical categories/ranks above and below Executive's then numerical category/rank under the Plan. For purposes of this Agreement, as of the date hereof, "Standard Incentive" shall be defined as 70% of maximum incentive (including both the percentage of target incentive for individual goal and the percentage of target incentive for the Avis corporate goal) under the Plan. Whenever the amount of the annual bonus to which Executive is entitled hereunder is to be determined because of Executive's participation in the Plan for less than an entire Plan year, the amount of pro rated annual bonus to be paid to Executive under the Plan shall be a percentage of the annual bonus that he would have received had he worked for Avis for the entire Plan year, which percentage shall be calculated as the part of the Plan year in which he did work, divided by the entire Plan year ("Pro Rated Share").

         C. Perquisites. In order that Executive may continue to properly promote and develop business and business opportunities of Avis, Avis shall provide Executive with a membership and pay all annual dues in a Country Club and other clubs to which Executive belongs as of the date hereof. Avis shall pay all reasonable charges incurred by Executive relating to entertainment of business guests in connection with and related to Avis' business and business opportunities. Executive shall also be furnished with (i) two high-line American luxury automobiles at no cost to Executive and (ii) up to two additional high-line American luxury automobiles under Avis' Executive Automobile Leasing Program.

         D. Other Compensation; Emplovee Benefits; Expense Reimbursement; Status as an "Employee". Avis agrees that the benefits provided to Executive herein are not in lieu of any rights or privileges to which Executive may be entitled as an employee of Avis under any retirement, pension, stock option, insurance, hospitalization, vacation, or other plan which may now or hereafter be in effect, it being agreed and understood that Executive shall have the same rights and privileges to participate in such plans or benefits to the same extent and upon similar terms as any other senior executive of Avis is afforded participation. Avis agrees that Executive's coverage by and participation in the plans covered in this Article shall remain in full force and effect for any and all periods of time for which Executive receives any compensation under any of the terms of this Agreement. Nothing in this Agreement shall in any way modify (i) such statutory rights as Executive may have in connection with his right to elect continuation of his coverage under Avis' group health and hospitalization insurance plans pursuant to COBRA or his derivative rights to convert his coverage under Avis' life insurance and disability insurance policies or any other insurance policies in which Executive participates and as to which no

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right or continuation of coverage is granted pursuant to any state or federal law and (ii) Executive's and his spouse's rights to participate under the Avis, Inc. Comprehensive Health Care Plan in accordance with the resolutions duly adopted by the Avis Board of Directors on April 7, 1992 (the "Health Care Plan") upon Executive's retirement from Avis, all in accordance with the Health Care Plan's terms as such rights of participation are more fully set forth in the Health Care Plan's terms and in the resolutions adopted by the Avis Board of Directors on April 7, 1992. Executive's and his spouse's rights to participate in the Health Care Plan as in effect on the date hereof, and as it may be amended by Avis for general application, shall continue regardless of any amendment to or termination of the Health Care Plan, the effect of which amendment or termination would operate to the detriment of Executive, his spouse and their rights thereunder. Avis' agreement to so extend Executive's and his spouse's rights under the Health Care Plan is in consideration for Executive's agreement to execute and deliver this Agreement and shall survive the termination of this Agreement. Executive shall be entitled to such number of paid vacation days as are similarly situated executives entitled to in their employment arrangements with similarly situated companies.

         Executive is authorized to incur necessary and reasonable expenses in connection with the performance of Executive's duties hereunder, including expenses for business meals, travel, lodging and similar or related items of expense. Avis shall reimburse Executive for all such expenses, upon presentation, from time to time, of proper vouchers and receipts therefor, consistent with Avis' internal policies and procedures approved by its independent auditors governing reimbursement.

         Avis hereby acknowledges and agrees that during the Term of the Agreement and any Extended Employment Period, Executive shall be considered an "employee" of Avis for vesting of benefits and all other purposes under Avis' employee benefit plans, retirement plans, pension plans, stock option plans, insurance plans, hospitalization plan, profit sharing plans, bonus plans or any other similar plan of Avis which may now or hereafter be in effect.

III.  TERMINATION OF EMPLOYMENT

         A. Resignation with Good Reason. If during the Term of the Agreement or any Extended Employment Period, Avis, (i) assigns Executive tasks, duties or responsibilities (collectively, "Duties") that are or a position that is inconsistent with his position as Vice President, Operations, (ii) reduces Executive's status or role from Executive's current position or reduces Executive's Duties that are consistent with Executive's current position, or in connection with both, any higher or more responsible position which may be hereafter assigned by the Board of

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Directors to Executive at any time during the Term of the Agreement or any
Extended Employment Period, (iii) following a "Change in Control" (as defined in Article VII below) relocates Executive's primary or principal place of employment outside the continental United States, or (iv) materially reduces or eliminates Executive's compensation, perquisites of office or employee benefits as are in effect from time to time during the Term of the Agreement or any Extended Employment Period (each a "Good Reason"), then Executive may resign and terminate his employment hereunder. If Executive resigns with Good Reason, Executive shall receive the benefits provided in Article III, Paragraph E of this Agreement, all in accordance with the terms hereof.

         B. Disability. If, during the Term of the Agreement or any Extended Employment Period, Executive shall be unable to perform his duties hereunder because of illness or other incapacity, and the period of such illness or other incapacity shall total in excess of twelve (12) consecutive months, Avis shall thereafter have the right on not less than forty-five (45) days advance written notice to Executive, to terminate Executive's employment. In such event, Avis shall pay Executive, as and when due, his full compensation provided for in Paragraphs A, B and C of Article II hereof for a period of one (1) year following the date of such termination. Avis may, at its election, purchase insurance to cover its obligations under this Paragraph, and Executive agrees to assist Avis in securing such insurance if so requested, but the uninsurability of Executive, if such is the case, shall not relieve Avis of its obligations hereunder.

         C. Death. In the event Executive dies during the Term of the Agreement or any Extended Employment Period, Executive's compensation pursuant to Paragraphs A and B of Article II hereof shall cease as of the end of the month in which death occurs. Avis however, shall continue for a period of twelve (12) months following the month in which his death occurs to pay the amount of compensation specified in Paragraphs A and B of Article II hereof to the Personal Representative of Executive's estate as a death benefit. However, any expenses previously incurred by Executive with respect to which Executive is entitled to reimbursement hereunder shall either be paid by Avis directly or reimbursed to Executive's estate.

         D. Resignation Without Good Reason. In the event Executive voluntarily terminates his employment without Good Reason during the Term of the Agreement or any Extended Employment Period, he shall cease being compensated as of the date of such termination of his employment, and Avis shall pay him, as and when due, only his full compensation provided for in Paragraphs A and B of Article II hereof up to the date of such termination.

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         E. Termination Without Just Cause. In the event the Avis Board of
Directors determines that Executive's employment should be terminated without just cause (as just cause is defined in Paragraph G below) during the Term of the Agreement or any Extended Employment Period, Avis shall continue to pay Executive the base salary and benefits provided for in Paragraphs A and C of
Article II hereof for the balance of the Term of the Agreement or of any Extended Employment Period, or a period of twelve (12) months, whichever is longer, and Executive shall be entitled to receive his full annual bonus under
Article II, Paragraph B in respect of the full Plan year during which such termination occurs. Notwithstanding the preceding sentence, if such termination occurs on or after a "Change of Control" (as defined in Article VII below), or if Executive reasonably establishes that such termination occurred in connection with a Change of Control but prior thereto, then Executive shall receive a single lump sum payment, within thirty (30) days following such termination, equal to (i) the total amount of base salary payable pursuant to the preceding sentence, (ii) the value of the benefits to which Executive is entitled pursuant to the preceding sentence, as determined in good faith by the Board of Directors based upon those clubs to which Executive belongs, and those automobiles which he is being provided, at the time of such termination and
(iii) the highest attainable annual bonus under Article II, Paragraph B in respect of the full Plan year during which such termination occurs.

         F. Termination With Just Cause. In the event that Avis terminates Executive's employment for just cause, Executive shall cease being compensated as of the date of termination of his employment. Avis, however, shall pay him, as and when due, only his full compensation provided for in Paragraph A of
Article II hereof up to the date of such termination, it being agreed by Avis and Executive that, for purposes of Paragraph B of Article II, in such circumstances Executive will not be entitled to any Pro Rated Share of annual bonus payment under the Plan for the Plan year in which the termination for just cause occurs.

         G. Just Cause. For purposes of this Agreement, "just cause" shall mean only (i) deliberate dishonesty or conviction of a felony that is directly injurious to Avis or to its business interests or willful misconduct in the performance of Executive's duties (defined as the deliberate disregard of any express, written directives issued to Executive by the Avis Board of Directors) or (ii) a willful and material breach of this Agreement by Executive prior to its termination.


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IV.  COVENANT NOT-TO-COMPETE; NON-SOLICITATION

         A. Non-Compete. For a period of six (6) months after the termination of Executive's employment by Avis for any reason other than the termination of such employment without just cause by the Board of Directors, the resignation of Executive with Good Reason, or the election of Avis not to renew this Agreement upon its expiration pursuant to Article 1, Paragraph B of this Agreement, Executive shall not, within the continental United States, either directly or indirectly, engage or attempt to engage in any business or be employed by or act in any capacity for any entity or association related to or engaged in a similar business to that which Avis is then engaged. During the Term of the Agreement or any extended Employment Period, Executive may make and supervise investment in industries which are not directly competitive with the business of Avis or with its affiliates or other ventures (where Executive is not required to actually participate in the management thereof) or in stocks bonds of commodities for his own account or that of his immediate family, or both, so long as such activities do not unreasonably interfere with Executive's duties hereunder.

         B. Enforceability of Non-Compete. If the restriction set forth in Paragraph A of this Article IV, or any part thereof, should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. Executive agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of Avis given the scope and distribution of Avis' services and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or time period as such court shall deem reasonable. In the event that Executive shall be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches occurred or are occurring.

V.   CONFIDENTIAL INFORMATION

         Executive agrees to receive and keep Confidential Information of Avis in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal means. Executive further agrees that, upon termination of his employment with Avis, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive's

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possession, whether prepared by him or others, will be left with Avis. For purposes of this Article V, "Confidential Information" means information disclosed to Executive or known by Avis, not generally known in the industry in which Avis is or may become engaged, about Avis' products, processes, marketing and pricing strategies, customer lists, customer needs or preferences, operating methods and techniques, policies, procedures and services.

VI.  SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and be binding upon Avis, its successors and assigns including, without limitation, any person, partnership or corporation or other entity which may acquire in excess of fifty percent (50%) of Avis' voting stock, or which may acquire all or substantially all of Avis' assets and business, or with or into which Avis may be consolidated or merged or with which Avis engages in a transaction which resulted in a Change of Control (as defined in Article VII below). This Agreement shall also inure to the benefit of and be binding on the Executive and the legal representatives of Executive and his estate.

VII.  CHANGE OF CONTROL DEFINITION

         As used herein and unless the provisions hereof indicate otherwise, "Change of Control" shall mean (i) the acquisition or beneficial ownership (within the meaning of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder (the "Exchange Act")) by any person or group (as such terms are defined in the Exchange Act), directly or indirectly, other than in each case Avis' Employee Stock Ownership Plan Trust, in a single transaction or a series of transactions, of 25% or more in combined voting power or economic interest of the outstanding capital stock or equity securities of Avis; (ii) in connection with the reorganization, merger or consolidation of Avis if immediately following such event or transaction, persons or entities who were stockholders of Avis immediately prior to such event or transaction do not own more than seventy-five percent (75%) of the combined voting power entitled to vote generally in the election of directors (or similar governing body) of the resulting reorganized, merged or consolidated entity, in substantially the same proportion as immediately prior to such event or transaction, (iii) the direct or indirect sale, disposition or transfer (through sale, merger, consolidation or otherwise) to such person or group of all or substantially all of the assets or earning power of Avis or of Avis and its subsidiaries (taken as a whole) in a single transaction or a series of transactions; or (iv) the stockholders of Avis approving a plan of complete liquidation of Avis.


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VIII.  ENTIRE AGREEMENT

         This Agreement contains the entire agreement of the parties hereto with respect to the employment of Executive by Avis, and completely supersedes and replaces any prior employment agreement or arrangement between the parties hereto. This Agreement cannot be hereafter amended, modified or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto.

IX.  APPLICABLE LAW

         This Agreement shall be governed in all respects by the laws of the State of New York without regard to its principles of conflicts of laws.

X.  NOTICES

         All notices under this Agreement shall be in writing, and will be duly given if sent by registered or certified U.S. mail to the respective parties at the addresses shown hereinabove. Either party may change its address by written notice to the other.

XI.  BREACH; ARBITRATION; ENFORCEMENT COSTS

         A. The covenants embodied in Articles IV and V of this Agreement shall be construed as agreements which are independent of other provisions of this Agreement and all other agreements between the parties hereto. The existence of any claim or cause of action by (i) Executive against Avis, whether arising out of or related to this Agreement or any other agreement, shall not constitute a defense or offset to the enforcement, by Avis, of the covenants contained in Articles IV and V of this Agreement or under any other agreement among Avis and Executive and (ii) by Avis against Executive, whether arising out of or related to this Agreement or any other agreement, shall not constitute a defense or offset to the enforcement, by Executive, of any of rights under any other agreement between Executive and Avis.

         B. Any dispute, claim or controversy which arises at any time concerning the meaning, application or interpretation of this Agreement shall be submitted to final and binding arbitration pursuant to the then effective rules of the American Arbitration Association, Labor Tribunal, venued in the City of New York, State of New York. Any award resulting from such arbitration may be enforced by any Court of competent jurisdiction. Prehearing discovery shall be subject to the discretion of the arbitrator appointed to hear a particular claim.

         C. Avis shall pay, as incurred, all legal and professional fees and expenses which Executive may reasonably incur as a

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result of Executive's good faith actions in enforcing any provision of this
Agreement, provided that at least one issue is resolved to the benefit of Executive by way of litigation, arbitration, settlement or otherwise.

         D. The exercise of any claimed right hereunder by Avis shall not in any fashion relieve Avis of its obligations to Executive under this Agreement and any breach by Executive of the terms of Article IV or Article V, or both, of this Agreement shall not serve to relieve Avis of its aforesaid obligations to Executive. The availability of arbitration or pendency of an arbitration proceeding shall not preclude the application by Avis to a Court of competent jurisdiction for equitable relief to enjoin a breach or threatened breach under
Article IV and Article V of this Agreement.

         IN WITNESS WHEREOF, Avis has caused this Amended and Restated Employment Agreement to be executed in its corporate name by its duly authorized officers, and Executive has hereunto set his hand on the day and year first above written but to be effective as of February 9, 1996.


                                               AVIS, INC.

ATTEST:

/s/ Charles A. Bovino                          By:  /s/ Joseph V. Vittoria
--------------------------                         ----------------------------
                                               Name:     Joseph V. Vittoria
                                               Title:    Chairman and Chief
                                                         Executive Officer

WITNESS


/s/ F. Robert Salerno                          /s/ John Forsythe
--------------------------                    ---------------------------------
                                               Name:  John Forsythe



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